Exhibit (l)(3

                               PURCHASE AGREEMENT


The Gabelli Growth Fund (the "Fund"), a Massachusetts business trust, and Gabelli & Company, Inc. (the "Buyer") hereby agree as follows:

         1. The Fund hereby offers the Buyer and the Buyer hereby purchases one Class B Share (the "Share") of the Fund, at a price of $10.00. The Share is the "initial Class B Share" of the Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Share, and the Fund hereby acknowledges receipt from the Buyer of funds in the amount of $10 in full payment for the Share.

         2. The Buyer represents and warrants to the Fund that the Share purchased by the Buyer is being acquired for investment purposes and not for the purpose of distribution.

         3. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.

         4. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the 28th day of April, 2000.



Attest:                                              THE GABELLI GROWTH FUND


/S/JAMES E. MCKEE                                    By:/S/BRUCE N. ALPERT
   James E. McKee                                       Bruce N. Alpert
   Secretary                                            President and Treasurer


Attest:                                              GABELLI & COMPANY, INC.

/S/LUDMILA POMPADUR                                  By:/S/ROBERT S. ZUCCARO
   Name:Ludmila Pompadur                                Name:Robert S. Zuccaro
   Title:Vice President                                 Title:Vice President